Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	(646) 536-7331
www.sdix.com
Strategic Diagnostics Reports Third Quarter 2007 Results
Fifth Consecutive Quarter of Double Digit Revenue Increases from Antibody Technology
Antibody Technology Revenue Increases by 15.2%
Second Consecutive Quarter of More Than 20% Year-over-Year Growth in Food Pathogen
Testing Business
NEWARK, Del., November 1, 2007 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - reported that total revenues for the third quarter of 2007, ended September 30, 2007, were $6.6 million, unchanged from the same amount for the third quarter of 2006. Year-to-date revenue increased 7.6% to $19.9 million versus $18.5 million for the same period in 2006. Revenues for the third quarter were positively impacted by a 15.2% increase in sales of antibody products and 23.8% growth in the sales of Food Pathogen testing methods, in both cases as compared to the third quarter of 2006. These increases were offset by an accelerated but anticipated, decline in the Company’s legacy US Ag/GMO business of 49.4% as compared to the third quarter of 2006.
Third Quarter and Recent Highlights
•	The Company continued to increase customer awareness and adoption of its new, sequence-based, Genomic Antibody Technology™ (GAT) platform within the life science industry. Customers and collaborators are recognizing SDI’s leadership in delivering a truly innovative technological advancement in the production of antibodies and are reporting success in their applications in basic research, as well as advancing their therapeutic and diagnostic product development efforts:
•	SDI announced progress in its collaboration with the Kleberg Center for Molecular Markers at The University of Texas M. D. Anderson Cancer Center. The center is currently using SDI’s SEQer™ antibodies in breast cancer biomarker discovery efforts.

•	SDI announced the launch of a new Internet-based catalog of proprietary, SEQer™ brand antibody reagents in support of oncology-based research. The catalog is available at http://antibodies.sdix.com.
•	Booked orders from new GAT products and services increased 250% sequentially in the third quarter of 2007 as compared to the second quarter of 2007.

•	SDI reported the second consecutive quarter of more than 20% growth in the food pathogen testing products area, and the addition of the Lumitester™ hygiene monitoring system, which has begun to open new markets in food service, food preparation, personal care, and health care.

•	The Company continued efforts to expand Food Pathogen testing to international markets with new distribution in New Zealand, Australia, Argentina, Spain and Switzerland, bringing the number of new markets added year to date to eight..

•	Microtox®/Deltatox will again be part of the water testing and security platform for the 2008 Beijing Olympics. This is the third consecutive Olympics where SDI technology has been used to secure the drinking water supply.
Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “This was a quarter of additional achievement as we made continued great progress in establishing ourselves as a leading antibody technology company. We delivered solid growth in the antibody business for the fifth consecutive quarter, despite delays in shipping product to several large bulk customers. For the quarter, antibody revenues expanded to 54.7% of total revenues compared to 47.1% in 2006. Due to previously reported capacity limitations for polyclonal antibody production, we have been turning away lower margin business and focusing on high value and proprietary SDI products and services, such as those based on our GAT platform. We announced the commissioning of new production capacity earlier this week, and our team did an outstanding job delivering this new state-of-the-art facility on time and on budget.”
Mr. Knight continued, “Our GAT platform is enabling SDI to enter markets we believe are primed for strong growth. Research related to proteomics is garnering substantial attention but the lack of high quality antibody reagents remains one of the most significant roadblocks to scientific progress. Our GAT platform is producing high quality antibody reagents that are contributing to the research and development success of our customers in pharmaceutical, diagnostics, biotech, and academic markets.
“Our progress in our growing antibody and food pathogen testing segments was unfortunately offset by faster than expected attrition in our Ag/GMO segment. We have been consistent in communicating our expectations that this area of our business would erode, but it is now apparent that most of the expected attrition will occur during 2007 rather than over the next 18 to 24 months. However, the continued double-digit growth in our antibody business on a year-over-year basis has replaced this revenue and contributed to increased profitability as we move forward. More importantly, we are positioned for continued growth with our proprietary technology targeted toward much larger and higher growth markets.”
Financial Highlights

	Q3	Q3
In 000s	2007	2006
Revenues	$6,564	$6,624
Gross Profit	3,897	3,659
SG&A Expense	2,900	2,543
R&D Expense	724	666
Operating Profit	274	450
Pre-tax prior to	383	551
Asset disposal
Net Income	100	332

	Nine Months -	Nine Months-
In 000s	2007	2006
Revenues	$19,936	$18,532
Gross Profit	12,045	9,899
SG&A Expense	8,661	7,899
R&D Expense	2,184	1,950
Operating Profit	1,200	41
Pre-tax prior to Asset disposal	1,535	316
Net Income	794	193
During the third quarter the Company recorded a write down of equipment assets totaling $108,000. The write-down was attributed to equipment that broke down and was considered obsolete. The net income figures for the quarter and nine months ended September 30, 2007 reflect this charge.
The Company continued to demonstrate ongoing improvement in gross profit (defined as total revenue less manufacturing expenses) stemming from a favorable shift from lower margin revenue, such as Ag/GMO sales, to higher margin antibody and food safety revenue. For the quarter ended September 30, 2007, gross profit totaled $3.9 million, as compared to $3.7 million for the same period in 2006. Gross profit margins were 59.4% for the third quarter of 2007 compared to 55.2% for the same period in 2006.
SG&A expenses were $2.9 million in the third quarter of 2007 compared to $2.5 million in the third quarter of 2006. The Company experienced a net increase of 14% in sales and marketing staff during the quarter. Research and development costs for the third quarter of 2007 were 11.0% of revenue compared to 10.1% in the prior year. Increases in R&D are associated with the Company’s new products and services utilizing the GAT™ platform as well as ongoing development of the ethanol application of its bacteriophage technology for the selective control of lactic acid producing bacteria.
Pre-tax income before asset disposal for the third quarter of 2007 totaled $383,000, compared to $551,000 for the prior year’s third quarter. Net income for the quarter was $100,000, or $0.005 per diluted share, compared to $332,000, or $0.017 per diluted share, in the third quarter last year. Diluted shares totaling 20.5 million and 20.1 million were used in the computations for the years 2007 and 2006, respectively.

For the three and nine months ended September 30, 2007 the Company incurred income tax expense of $633,000 and $175,000 respectively. Each of these amounts includes $57,000 of additional tax expense which is associated with reconciling the December 2006 tax provision with the actual filing completed in the third quarter. The amount of this additional tax expense remains under review as of this date; the Company expects to complete the review prior to the filing of its 10-Q for the quarter ended September 30, 2007. The $57,000 additional tax expense could change slightly after the completion of this review, and any such change would result in a corresponding change to the Company’s income tax expense for the three and nine months ended September 30, 2007.
For the nine months ended September 30, 2007, revenue increased 7.6% to $19.9 million, compared to $18.5 million for the same period in 2006. Revenue gains were driven by antibody sales, which increased 28.7%, and food pathogen test kit sales, which increased 23.0%, over the same period in 2006. Gains were offset by a 34% decrease in the Company’s Ag/GMO product line in the first nine months of 2007 as compared to the same period in 2006.
Pre-tax income prior to asset disposal for the first nine months of 2007 totaled $1.5 million, compared to $316,000 for the same period in 2006. Net income for the first nine months of 2007 was $794,000, or $0.04 per diluted share, compared to $193,000, or $0.01 per diluted share, in the same period last year. Diluted shares totaling 20.5 million and 20.0 million were used in the computations for the years 2007 and 2006, respectively.
Antibody Products
Antibody revenues increased 15.2% to $3.6 million for the quarter ended September 30, 2007 compared to $3.1 million for the same period in 2006. This increase did not include any significant shipments of bulk antibodies, but the Company does expect to increase bulk shipments in the fourth quarter of 2007 against existing orders. SDI expanded inventories during the quarter in anticipation of these shipments.
Food Safety Products
Food safety revenues were up 23.8%, at $1.1 million for the third quarter of 2007 compared to $886,000 for the same period in 2006. Food pathogen sales increased 22.6% in the United States in the current quarter as compared to the third quarter of 2006 as the Company continues to gain traction with its new RapidChek® SELECT™ for Salmonella. International sales have improved and the Company continued to actively recruit and train new distributors during the quarter.
The Company has sold ten new accounts on the Lumitester™ hygiene monitoring programs. Unlike competitive methods on the market, the Lumitester™ platform allows users to get more actionable information on the performance of their cleaning and sterilization programs in all aspects of their housekeeping and personal hygiene programs. The Company believes Lumitester™ is complementary to the RapidChek® line of food pathogen tests and will deliver additional sales synergies.
U.S. Ag-GMO products were down 49.4% for the third quarter of 2007 as compared to last year’s third quarter, and down 34% during the first nine months of 2007. Management expects that recently announced plans to discontinue required testing for the StarLink™ trait will further accelerate attrition in this product line, and sales could decrease by as much as an additional $1.0 million by the end of the year.
Water and Environmental Products
Water and environmental products revenue was down 6.5% at $881,000 for the quarter ended September 30, 2007, compared to the same period in 2006. Sales associated with remediation projects were exceptionally low over the summer months. Sales of the Company’s Microtox® platform have also decreased in European and Asian markets for the first nine months of 2007 as compared to the same period in the prior year.
Industrial Biofermentation
During the third quarter of 2007, SDI continued discussions with POET Energies and expects a near-term resolution regarding potential next steps in the relationship between the companies. Although the companies have not yet come to an agreement regarding extension, modification or cancellation to their existing agreement, SDI has continued product development efforts in anticipation of a next phase scale up application to full-size fermentators.

“Whatever happens with POET, we are grateful that this relationship has advanced our research so rapidly,” Mr. Knight commented. “We have hired an outside consultant to help us accelerate the commercialization of this technology in corn ethanol, and to aid us in accessing the broader ethanol market, define needs, objections, and clarify the potential value produced. We are considering several opportunities for scale up which could be implemented in the next four to six months, including application in an operational corn ethanol facility. We remain highly confident in the viability of this technology and convinced that it can bring significant value to the industrial bio-fermentation industry.”
Balance Sheet
The Company completed the quarter ended September 30, 2007 with $11.9 million in cash compared to $10.0 million as of December 31, 2006. The Company’s current ratio (current assets divided by current liabilities) was 9 to 1. Stockholders’ equity at September 30, 2007 was $36.9 million.
Conference Call
A conference call to review third quarter results is scheduled for 4:30 p.m. Eastern Time on November 1, 2007. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern time on November 1, 2007 through 11:59 p.m. Eastern Time on November 2, 2007. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 259785.
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based, discovery and detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying core competencies and innovative technologies in all aspects of antigen design, high throughput production and assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic, information and discovery needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the research, human/animal diagnostics, and pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2007	2006

ASSETS
Current Assets :
Cash and cash equivalents	$11,871	$10,892
Receivables, net	3,855	3,678
Inventories	4,396	3,178
Deferred tax asset	914	831
Other current assets	731	492

Total current assets	21,767	19,071

Property and equipment, net	5,503	4,058
Other assets	7	3
Deferred tax asset	7,945	8,484
Intangible assets, net	6,119	6,337

Total assets	$41,341	$37,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities :
Accounts payable	$394	$541
Accrued expenses	1,363	1,455
Deferred revenue	121	133
Current portion of long term debt	611	211

Total current liabilities	2,489	2,340

Long-term debt	1,793	351
Non-current taxes payable	127	—

Total non-current liabilities	1,920	351

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized, 20,364,541 and 20,192,402 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	204	202
Additional paid-in capital	39,441	38,605
Accumulated deficit	(2,896)	(3,690)
Cumulative translation adjustments	183	145

Total stockholders’ equity	36,932	35,262

Total liabilities and stockholders’ equity	$41,341	$37,953

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenues	$6,564	$6,624	$19,936	$18,532

OPERATING EXPENSES:
Manufacturing	2,667	2,965	7,891	8,633
Research and development	723	666	2,184	1,959
Selling, general and administrative	2,900	2,543	8,661	7,899

Total operating expenses	6,290	6,174	18,736	18,491

Operating income	274	450	1,200	41

Interest income (expense), net	109	101	335	275

Loss on disposal of fixed assets	(108)	—	(108)	—

Income before taxes	275	551	1,427	316

Income tax expense	175	219	633	123

Net income	100	332	794	193

Basic net income per share	$0.005	$0.02	$0.04	$0.01

Shares used in computing basic net income per share	20,360,000	20,050,000	20,302,000	19,994,000

Diluted net income per share	$0.005	$0.02	$0.04	$0.01

Shares used in computing diluted net income per share	20,542,000	20,115,000	20,490,000	20,068,000

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months
	Ended September 30,
	2007	2006

Cash Flows from Operating Activities :
Net income	$794	$193
Adjustments to reconcile net income to net cash provided by (used in) operating activities :
Depreciation and amortization	905	749
Stock Compensation Expense	352	235
Deferred income tax provision	492	54
Loss on disposal of fixed assets	93	—
(Increase) decrease in :
Receivables	(177)	(611)
Inventories	(1,218)	(49)
Other current assets	(239)	(303)
Other assets	(4)	(1)
Increase (decrease) in :
Accounts payable	(147)	70
Accrued expenses	(95)	(248)
Deferred Revenue	(12)	41
Non-current taxes payable	127	—

Net cash provided by operating activities	871	130

Cash Flows from Investing Activities :
Purchase of property and equipment	(2,264)	(690)
Purchase of intangible assets	—	(117)

Net cash used in investing activities	(2,264)	(807)

Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	470	389
Proceeds from employee stock purchase plan	22	15
Proceeds from long and short term debt	2,000	—
Repayments on financing obligations	(158)	(158)

Net cash provided by financing activities	2,334	246

Effect of exchange rate changes on cash	38	82

Net increase (decrease) in Cash and Cash Equivalents	979	(349)

Cash and Cash Equivalents, Beginning of Period	10,892	10,009

Cash and Cash Equivalents, End of Period	$11,871	$9,660

Supplemental Cash Flow Disclosure :

Cash paid for taxes	148	28

Cash paid for interest	41	37